EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to OMNOVA Solutions Inc. Employee Share Purchase Plan of our reports dated January 25, 2016, with respect to the consolidated financial statements of OMNOVA Solutions Inc. and the effectiveness of internal control over financial reporting of OMNOVA Solutions Inc. included in its Annual Report (Form 10-K) for the year ended November 30, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Akron, Ohio
June 29, 2016